EXHIBIT 99.1

Unocal
2141 Rosecrans Avenue, Suite 4000
El Segundo, California 90245

NEWS RELEASE

Contact:	Barry Lane (News Media)
310-726-7731
Robert Wright (Investors)
310-726-7665
Unocal stockholders approve merger with Chevron
     El Segundo, Calif., Aug. 10, 2005 – Unocal Corporation (NYSE: UCL) said that the company’s stockholders today approved the merger agreement between Unocal and Chevron Corporation (NYSE: CVX) at Unocal’s special meeting of stockholders, paving the way to create a combined company that will be the fourth largest publicly traded energy company in the world.
     Unocal said that 77.2 percent of the company’s outstanding stock, or 210.26 million shares, voted to approve the merger. Unocal had approximately 272.3 million shares outstanding as of the June 29, 2005, record date.
     Unocal and Chevron expect to complete the merger later today.
     “This meeting and vote marks a major turning point in the history of Unocal, one of the energy industry’s oldest and most successful companies,” said Charles R. Williamson, Unocal chairman and chief executive officer. “For more than a century, generations of talented Unocal employees created a remarkable record of innovation and productivity. Their work has helped to improve the quality of life for millions of people in North America, Asia and other parts of the world.”
     Under the terms of the Chevron merger, Unocal stockholders could elect to receive for each Unocal share either $69 in cash, 1.03 shares of Chevron stock or a combination of $27.60 in cash and 0.618 of a share of Chevron stock, with the all-cash and all-stock elections subject to proration.
     Unocal, headquartered in El Segundo, Calif., has crude oil and natural gas operations in North America, Asia and the Caspian region that make a strong strategic fit with Chevron core areas of operations and will enhance Chevron’s growth strategies. Unocal currently has approximately 6,500 employees worldwide.
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Additional Information for Investors
Chevron has filed a Form S-4 and both companies have filed other relevant documents concerning the proposed merger transaction with Chevron with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain the documents free of charge at the Web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Chevron free of charge by contacting Chevron Comptroller’s Department, 6001 Bollinger Canyon Road — A3201, San Ramon, CA 94583-2324. You may obtain documents filed with the SEC by Unocal free of charge by contacting Unocal Stockholder Services at (800) 252-2233, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245.
Cautionary Information Regarding Forward-Looking Statements
This news release contains forward-looking statements about matters such as the proposed merger transaction with Chevron. Although these statements are based upon current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements, including volatility in commodity prices and other factors discussed in Unocal’s 2004 Annual Report on Form 10-K, Chevron’s 2004 Annual Report on Form 10-K and subsequent reports filed or furnished by Unocal or Chevron with the SEC.
Unocal undertakes no obligation to update the forward-looking statements in this news release to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
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